                                                                    EXHIBIT 12.1


                         GENERAL GROWTH PROPERTIES, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                (Dollars in thousands, except per share amounts)

                                 NINE MONTHS
                                    ENDED
                                SEPTEMBER 30,                             YEARS ENDED DECEMBER 30,
                                -------------     --------------------------------------------------------------------------
                                    2001             2000            1999            1998            1997            1996
                                -------------     ----------      ----------      ----------      ----------      ----------
Available Earnings:
   Income from continuing         $   34,112      $  140,265      $  114,494      $   85,172      $  120,204      $   79,024
     operations before
     minority interest and
     income (loss) from
     equity investees
   Adjustments:
   Fixed Charges                     187,106         249,033         207,859         139,997          84,165          77,282
   Amortization of                     1,415           1,420             984             619             409             276
     capitalized interest
   Distributed income of              90,619          61,412         119,559          28,157          20,352          35,322
     equity investees
   Interest capitalized              (14,721)        (17,709)        (17,166)        (12,028)         (4,753)         (5,947)
   Preference security               (11,747)         (6,091)             --              --              --              --
     dividend requirements on
     consolidated
     subsidiaries
     (Distributions on
     preferred units of
     membership interest)
        Available Earnings           286,784         428,330         425,730         241,917         220,377         185,957

Fixed charges:                       187,106         249,033         207,859         139,997          84,165          77,282
Preferred stock dividends             18,351          24,467          24,467          13,433              --              --
   (PIERS):

Ratio of Earnings to Fixed             1.533           1.720           2.048           1.728           2.618           2.406
   Charges:
Ratio of Earnings to Combined          1.396           1.566           1.832           1.577           2.618           2.406
   Fixed Charges and
   Preferred Stock Dividends

Fixed Charges:
   Interest expensed                 154,693         218,075         185,984         125,851          78,775          70,272
   Interest capitalized               14,721          17,709          17,166          12,028           4,753           5,947
   Amortization of financing           5,851           7,026           4,602           2,031             568             994
     costs
   Interest expense within                94             133             107              87              69              69
     rental expense
   Preference security                11,747           6,091              --              --              --              --
     dividend requirements on
     consolidated
     subsidiaries
     (Distributions on
     preferred units of
     membership interest)
        Fixed Charges                187,106         249,033         207,859         139,997          84,165          77,282